Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contacts:
July 2, 2020	Michael E. Scheopner
President and Chief Executive Officer
Mark A. Herpich
Chief Financial Officer
(785) 565-2000

Landmark Bancorp, Inc. Joins the Russell 2000® Index and Russell 3000® Index

(Manhattan, KS, July 2, 2020) – Landmark Bancorp, Inc. (“Landmark”; Nasdaq: LARK), a bank holding company serving 24 communities across Kansas, announced Landmark was added to the small cap Russell 2000® Index and the broad-market Russell 3000® Index at the at the conclusion of this year’s reconstitution of the Russell stock indexes effective June 26, 2020.

Michael E. Scheopner, President and Chief Executive Officer of Landmark, commented, “We are pleased to be added to the Russell Indexes. Inclusion in the Russell Indexes is an important milestone for the Company that we believe will increase the overall visibility and exposure of our stock within the investment community, driving awareness of Landmark as an attractive investment as we continue to grow our business.”

The annual reconstitution of the broad-market Russell 3000® Index captures 3,000 of the largest U.S. stocks, ranking them by total market capitalization. The largest 1,000 companies in this ranking comprise the Russell 1000® Index and the next 2,000 companies constitute the Russell 2000® Index, which together comprise the Russell 3000® Index. FTSE Russell determines membership for its Russell US Indexes primarily by objective, market-capitalization rankings and style attributes. Based on its market capitalization, Landmark qualified for membership in the Russell 2000® Index, which means automatic inclusion in the Russell 3000® Index as well as the appropriate growth and value style indexes. Membership remains in effect for one year until the next annual reconstitution.

Russell US Indexes are part of FTSE Russell, a leading global index provider, and are widely used by investment managers and institutional investors as the basis for index funds and as benchmarks for active investment strategies. Approximately $9 trillion in assets are benchmarked against Russell’s US indexes.

About Landmark

Landmark Bancorp, Inc., the holding company for Landmark National Bank, is listed on the Nasdaq Global Market under the symbol “LARK.” Headquartered in Manhattan, Kansas, Landmark National Bank is a community banking organization dedicated to providing quality financial and banking services. Landmark National Bank has 30 locations in 24 communities across Kansas: Manhattan (2), Auburn, Dodge City (2), Fort Scott (2), Garden City, Great Bend (2), Hoisington, Iola, Junction City, Kincaid, LaCrosse, Lawrence (2), Lenexa, Louisburg, Mound City, Osage City, Osawatomie, Overland Park, Paola, Pittsburg, Prairie Village, Topeka (2), Wamego and Wellsville, Kansas. Visit www.banklandmark.com for more information.

Special Note Concerning Forward-Looking Statements

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of Landmark. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of our management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. Additionally, all statements in this press release, including forward-looking statements, speak only as of the date they are made, and Landmark undertakes no obligation to update any statement in light of new information or future events. A number of factors, many of which are beyond our ability to control or predict, could cause actual results to differ materially from those in our forward-looking statements. These factors include, among others, the following: (i) the effects of the COVID-19 pandemic, including its potential effects on the economic environment, our customers and operations, as well as changes to federal, state or local government laws, regulations or orders in connection with the pandemic; (ii) the strength of the local, national and international economy; (iii) changes in state and federal laws, regulations and governmental policies concerning banking, securities, consumer protection, insurance, monetary, trade and tax matters; (iv) changes in interest rates and prepayment rates of our assets; (v) increased competition in the financial services sector and the inability to attract new customers; (vi) timely development and acceptance of new products and services; (vii) changes in technology and the ability to develop and maintain secure and reliable electronic systems; (viii) our risk management framework; (ix) interruptions in information technology and telecommunications systems and third-party services; (x) changes in benchmark interest rates, including the elimination of LIBOR; (xi) the effects of severe weather, natural disasters, widespread disease or pandemics, or other external events; (xii) the loss of key executives or employees; (xiii) changes in consumer spending; (xiv) integration of acquired businesses; (xv) unexpected outcomes of existing or new litigation; (xvi) changes in accounting policies and practices, such as the implementation of CECL; (xvii) the economic impact of armed conflict or terrorist acts involving the United States; (xviii) the ability to manage credit risk, forecast loan losses and maintain an adequate allowance for loan losses; (xix) declines in the value of our investment portfolio; (xx) the ability to raise additional capital; (xxi) cyber-attacks; (xxii) declines in real estate values; and (xxiii) the effects of fraud on the part of our employees, customers, vendors or counterparties.. These risks and uncertainties should be considered in evaluating forward-looking statements, and undue reliance should not be placed on such statements. Additional information concerning Landmark and its business, including additional factors that could materially affect Landmark’s financial results, is included in our filings with the Securities and Exchange Commission.